DST SYSTEMS, INC. ANNOUNCES
PROPOSED CORPORATE GOVERNANCE CHANGES

KANSAS CITY, MO. — October 29, 2014 — DST Systems, Inc. (NYSE: DST) (the “Company”) today announced that on October 24, 2014, its Board of Directors (the “Board”) approved two amendments to the Company’s Certificate of Incorporation (the “Charter”). One amendment would eliminate cumulative voting in director elections and the other amendment would declassify the Board. In addition, the Board adopted an amendment to the Company’s Amended and Restated Bylaws (the “Bylaws”) to implement a majority voting standard for uncontested director elections and a related amendment to the Company’s Corporate Governance Guidelines to adopt a director resignation policy for directors who fail to receive a majority vote in an uncontested election. The Charter amendment to declassify the Board, the Bylaw amendment to implement a majority voting standard for uncontested director elections and the director resignation policy are each conditioned upon stockholder approval of the Charter amendment to eliminate cumulative voting.

The Charter amendments to eliminate cumulative voting and to declassify the Board will be submitted to the Company’s stockholders for approval at the 2015 annual meeting of stockholders. The Charter amendment to eliminate cumulative voting requires the affirmative vote of holders of a majority of outstanding shares of the Company, and the Charter amendment to declassify the Board requires the affirmative vote of holders of 70% of the outstanding shares of the Company.

When fully implemented, Board declassification will permit the Company’s stockholders to vote annually for all directors. The Board is currently divided into three classes, each of which is elected for a three-year term. If the stockholders approve the Charter amendment to eliminate cumulative voting and the Charter amendment to declassify the Board by the requisite votes, declassification of the Board would be phased-in beginning with the 2016 annual meeting of stockholders. The phase-in would allow directors elected at or prior to the 2015 annual meeting of stockholders to complete their respective three-year terms. Directors completing their terms at the 2016 annual meeting of stockholders and at subsequent annual meetings would be elected to one-year terms. The declassification of the Board would be complete as of the 2018 annual meeting of stockholders, and as of such year, all directors would be elected annually.

The adoption of a majority voting standard for uncontested director elections will require directors to be elected by the affirmative vote of a majority of the votes cast. In a contested election, a plurality voting standard would apply. If the Charter amendment to eliminate cumulative voting is approved by the stockholders, the Bylaw amendment adopting a majority voting standard for uncontested director elections and the related amendment to the Corporate Governance Guidelines adopting a director resignation policy would become effective immediately upon the effectiveness of such Charter amendment. The elimination of cumulative voting and the majority voting standard for uncontested director elections would apply to director elections beginning at the 2016 annual meeting of stockholders.

Subject to the proposed Charter amendments being approved by the Company’s stockholders and becoming effective, the Board has also approved conforming amendments to the Company’s Bylaws and Corporate Governance Guidelines. Such conforming amendments would become effective immediately upon the effectiveness of the corresponding Charter amendments.

The full text of each of the aforementioned proposals to amend the Charter will be included in the Company’s 2015 proxy statement to be filed with the Securities and Exchange Commission prior to the 2015 annual meeting of stockholders.

The information and comments above may include forward-looking statements respecting DST and its businesses. Such information and comments are based on DST’s views as of today, and actual actions or results may differ. Future actions or results may be affected by a number of factors, including those set forth in DST’s latest periodic financial report (Form 10-K or 10-Q) filed with the Securities and Exchange Commission. All such factors should be considered in evaluating any forward-looking comment. The Company will not update any forward-looking statements in this press release to reflect future events.

About DST Systems

DST Systems, Inc. is a leading provider of sophisticated information processing and servicing solutions to companies around the world. Through its global enterprise, DST delivers strategically unified data management, business processing and customer communications solutions to the asset management, brokerage, retirement, and healthcare markets. Headquartered in Kansas City, MO., DST is a publicly-traded company on the New York Stock Exchange. For more information, visit www.dstsystems.com.
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